Exhibit 8.1

Our subsidiaries, each of which is incorporated under the laws of the Federative Republic of Brazil, are listed below:

●	Imobiliária Jaborandi Ltda.

●	Imobiliária Cremaq Ltda.

●	Imobiliária Araucária Ltda.

●	Imobiliária Mogno Ltda.

●	Imobiliária Cajueiro Ltda.

●	Imobiliária Ceibo Ltda.

●	Imobiliária Flamboyant Ltda.

●	Agrifirma Agro Ltda.

●	Agrifirma Bahia Agropecuária Ltda.

●	Instituto BrasilAgro

Additionally, we also have subsidiaries incorporated under the laws of Bolivia and Paraguay, as listed below:

●	Palmeiras S.A. (Paraguay)

●	Agropecuária Morotí S.A. (Paraguay)

●	Agropecuaria Acres del Sud S.A. (Bolivia)

●	Ombú Agropecuaria S.A. (Bolivia)

●	Yuchán Agropecuaria S.A. (Bolivia)

●	Yatay Agropecuaria S.A. (Bolivia)